Exhibit 12

ROCKWELL AUTOMATION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
THREE MONTHS ENDED DECEMBER 31, 2002

(in millions, except ratio)

EARNINGS AVAILABLE FOR FIXED CHARGES:
Income before income taxes and cumulative effect of accounting change	$60
Minority interest in income of subsidiaries	1
Undistributed earnings of affiliates	(1)

60

Add fixed charges included in earnings:
Interest expense	15
Interest element of rentals	10

25

Total earnings available for fixed charges	$85

FIXED CHARGES:
Fixed charges included in earnings	$25
Capitalized interest	—

Total fixed charges	$25

RATIO OF EARNINGS TO FIXED CHARGES (1)	3.36

(1)	In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes and cumulative effect of accounting change, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings and losses of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.